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                                                                  EXHIBIT 10.5

                              CONSULTING AGREEMENT


         THIS CONSULTING AGREEMENT ("Agreement") is entered into effective as of the 24th day of May, 1996, between MIDCOM COMMUNICATIONS INC. ("MIDCOM" or "Company"), having its principal place of business at 1600 MIDCOM Tower, 1111 Third Avenue, Seattle, Washington 98101, and JOHN M. ZRNO ("Consultant"), whose address is 5705 Imperial Court, Plano, Texas 75093.

                                   WITNESSETH

         WHEREAS, MIDCOM seeks experienced leadership and advice in its telecommunications endeavors, particularly in the areas of mergers and acquisitions, strategic and investor relationships as well as in regard to its financial affairs; and

         WHEREAS, Consultant has for a long period of time been principally engaged in senior management of telecommunications services providers; and

         WHEREAS, MIDCOM desires to obtain the services of Consultant as an independent contractor to MIDCOM on the terms and conditions contained herein;

         NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained and other good and valuable consideration, receipt of which each of the parties hereto acknowledges, it is hereby agreed as follows:

                                    AGREEMENT

         1. Consulting Period. MIDCOM shall retain the Consultant and Consultant hereby agrees to furnish consulting services to MIDCOM for a period of five (5) years, commencing on June 1, 1996 ("Consulting Period").

         2. Consultant's Duties and Obligations. During the Consulting Period, Consultant will render advisory services as an independent contractor to MIDCOM and any of its affiliates with respect to (a) identifying and assisting in the renegotiating and closing of new business acquisitions, (b) establishing sound investor and other strategic relationships, and (c) advising the Company's Board of Directors on critical strategic financial matters.

                  2.2 Availability. Consultant shall make himself reasonably available to the Board of Directors through the offices of the Company's Chief Executive Officer, wherein on a quarterly basis it is anticipated Consultant will devote approximately twenty-five percent (25%) of his time and efforts to the affairs of the Company to furnish the consulting services as set forth in this Agreement. Consultant shall make his reports to and receive assignments from the Chief Executive Officer of MIDCOM for the benefit of the Board of Directors. MIDCOM and Consultant shall schedule Consultant's consulting service time in such manner so as to reasonably accommodate any other employment, business or other activities or obligations Consultant may have.
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                  2.3 Termination. MIDCOM shall have the right to terminate this consulting relationship at any time in the event of (a) willful and continuous failure by the Consultant to perform his material obligations hereunder upon thirty (30) days written notice and the failure by Consultant to cure the default within thirty (30) days of such notice, or (b) without notice in the event of the willful engaging by the Consultant in criminal misconduct that is materially injurious to MIDCOM or any other affiliate of MIDCOM ("Termination
For Cause"). Upon a Termination For Cause, MIDCOM's obligation to pay the Retainer, as defined hereafter, shall immediately cease.

                           Upon sixty (60) days prior notice, either party may
terminate this Agreement or reduce the amount of time Consultant shall be required to devote to the Company. Upon such event, the Retainer and unvested options shall also be reduced in the same proportion. Thus, for example, if Consultant gives notice to MIDCOM effecting this Consulting Agreement for the period commencing on May 25, 1998 that Consultant shall spend only ten percent (10%) of his time rather than twenty-five percent (25%) on MIDCOM matters, then the Retainer defined hereafter in Section 3.1 shall be reduced to forty (40%) for the forthcoming period and sixty percent (60%) of unvested options, determined as of May 25, 1998, shall be surrendered by Consultant for cancellation.

         3. Compensation.

                  3.1 Retainer. MIDCOM shall pay Consultant for services rendered pursuant to this Agreement for approximately twenty-five percent (25%) of his time at a retainer of $8,333 per month, payable on or before the fifth day of the applicable month commencing on June 5, 1996, plus coverage under the Company's qualified health care plan as a director of the Company, subject to the same terms and conditions as are available to full-time employees of the Company. Because Consultant is employed as an independent contractor, no withholding of federal or state deductions shall be made. Consultant hereby agrees to pay all federal and state taxes and other withholding required as a result of compensation received pursuant to this Agreement. The compensation payable under this paragraph shall not be subject to setoff or deduction for any reason.

                  3.2 Stock Options. In addition to the Retainer, the Board of Directors has approved the grant of a non-qualified stock option to Consultant pursuant to the Company's Stock Option Plan on the effective date of this Agreement of May 24, 1996, at the fair market value of the Company's stock of $8 per share for 253,681 shares vesting ratably over a 5-year period (20% per year). A copy of the Company's Stock Option Plan is attached hereto as Exhibit A and incorporated by this reference. Such grant is in addition to the grant made to Consultant in his capacity serving as a director of the Company.

         4. Litigation. If any suit or action (including any appeal therefrom) is brought to enforce this Agreement, the most prevailing party shall be entitled to receive from the other party ordinary, necessary and reasonable attorney fees and costs incurred in such litigation.

         5. Reimbursement of Expenses. MIDCOM shall reimburse Consultant for all ordinary, necessary and reasonable travel expenses incurred by Consultant in connection with providing consulting services under this Agreement; provided, however, that all travel expenses

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exceeding $2,500 must be approved in writing by the Chief Executive Officer or
Chief Financial Officer of MIDCOM (or their designees) prior to the time such expenses are incurred.

         6. Hold Harmless. MIDCOM shall indemnify, protect and hold Consultant harmless from and against all losses, liabilities, damages, and expenses (including attorney's fees) of whatever nature, by or to any person or entity regardless of the basis, arising from or any way relating to: (a) a failure by MIDCOM to perform or observe any term, provision, covenant, agreement, or condition to be performed or observed by it hereunder, (b) any action or omission by Consultant if taken or omitted to be taken at MIDCOM's direction or within the scope of his engagement hereunder. Consultant shall indemnify, protect and hold MIDCOM harmless from and against all losses, liabilities, damages, and expenses (including attorney's fees) of whatever nature, by or to any person or entity regardless of the basis, arising from or any way relating to: (a) a failure by Consultant to perform or observe any term, provision, covenant, agreement, or condition to be performed or observed by him hereunder,
(b) any action or omission by Consultant if Consultant exceeds the scope of his engagement hereunder or binds MIDCOM to any contractual obligation without MIDCOM's consent. Nothing herein is intended to change the indemnification and hold harmless provisions provided by the Company as it applies to its directors and Consultant's position as a director.

         7. Independent Contractor. MIDCOM appoints and Consultant agrees that Consultant shall perform all services required hereunder in such manner as Consultant deems appropriate and effective without the direct supervision by MIDCOM as an independent contractor and not as an agent or employee of MIDCOM.

         8. Proprietary Rights. Consultant agrees that any ideas, inventions, processes, software designs or programs, improvements, technical information and other data resulting from services being provided hereunder in the field of enhanced facsimile services are works made for hire and shall be the sole property of MIDCOM, whether or not subject to patent or copyright protection. MIDCOM shall also be entitled to reduce any communication or material to a form or medium eligible for copyright protection if such communication or material is not so eligible in its original form. Consultant agrees to execute assignments or other documents and do all things necessary to prosecute, perfect and enforce such right, title and interest in MIDCOM and to allow MIDCOM to obtain patent, trade name or service mark registration or copyright protection therefor. Consultant agrees that the provisions of RCW 49.44.140 do not apply because Consultant is not an employee of MIDCOM.

         9. Entire Agreement. This writing represents the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior negotiations, representations or understandings, whether written or oral.

         10. No Waiver. The forbearance of any party to this Agreement to pursue any right or exercise any remedy hereunder shall not constitute a waiver of any subsequent or similar right or remedy.

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         11. Severability. If any non-material provision of this Agreement is deemed to be illegal or otherwise void, invalid, or unenforceable, such provision shall be disregarded and the remainder of this Agreement without such non-material provision shall not be affected and shall remain in full force and effect.

         12. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of all of the parties, as well as their respective successors, representatives and assigns. This Agreement may not be assigned by either party; provided, however, that Consultant may assign this Agreement to a corporation, limited liability company or other entity in which he owns 100% of the equity interests; provided, however, that the consulting relationship shall always be based upon the personal services of Consultant, and the Agreement may be assigned only if the consulting services to be rendered by him may not be assigned to another individual, although the services may be rendered through the assignee-entity.

         13. Governing Law. This Agreement, including all matters of construction, validity and performance, shall be governed by and construed and enforced in accordance with the laws of the State of Washington, without regard to its conflict of law provisions which might otherwise require the application of the law of any other jurisdiction. The parties agree that the exclusive jurisdiction and venue of any lawsuit between them arising under this Agreement or out of the transactions contemplated herein shall be the Superior Court of Washington for King County, or the United States District Court for the Western District of Washington at Seattle, and each of the parties hereby irrevocably agrees, acknowledges and submits itself to the exclusive jurisdiction and venue of such courts for the purposes of such lawsuit. The terms of this Agreement are deemed to have been mutually agreed upon by all parties hereto, and interpretation will not be for or against any party if any ambiguity exists.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

MIDCOM COMMUNICATIONS INC.                  CONSULTANT


By: /s/ William H. Oberlin                  /s/ John M. Zrno
    ______________________                  _________________________
    William H. Oberlin                      JOHN M. ZRNO

Its: President & CEO
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Attachment:  Exhibit A, MIDCOM Stock Option Plan

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